UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 3, 2007

ALLIS-CHALMERS ENERGY INC.
(Exact name of registrant as specified in its charter)

Delaware	001-02199	39-0126090
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5075 Westheimer Suite 890 Houston, Texas	77056
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 369-0550

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement—Munuwar H. Hidayatallah

On August 3, 2007, the Board of Directors of Allis-Chalmers Energy Inc. (the “Company”), following approval by the Company’s Compensation Committee, ratified a new employment agreement (the “Agreement”) between the Company and Munawar H. Hidayatallah, Chairman and Chief Executive Officer of the Company, effective April 1, 2007.  The term of the Agreement is for three years.

Pursuant to the Agreement, Mr. Hidayatallah is entitled to an annual base salary of $500,000, subject to annual cost of living increases, and will be eligible for an annual incentive bonus up to a maximum of 100% of his base salary if the Company achieves certain performance goals. In addition, pursuant to the Agreement, on August 3, 2007, the Board of Directors, following approval by the Compensation Committee, granted Mr. Hidayatallah (i) 200,000 stock options to vest 20% on the first anniversary of the grant date, 20% on the second anniversary of the grant date and the remaining 60% on the third anniversary of the grant date and (ii) performance awards in the amount of 685,000 shares of restricted stock, effective April 1, 2007, to vest in three equal installments commencing on the first anniversary of the effective date, subject to 100% vesting of both the stock options and restricted stock upon a “change in control” (as defined in the Company’s 2006 Stock Incentive Plan) or termination of Mr. Hidaytallah’s employment without “cause” (as defined in the Agreement). The vesting of the performance awards are also subject to Mr. Hidayatallah achieving certain performance criteria related to the increase in stockholder value.

The Agreement also provides for (i) tax gross-up payments for taxes incurred under Section 4999 of the Internal Revenue Code, (ii) reimbursement of legal fees incurred in connection with the negotiation of the Agreement and (iii) reimbursements for travel and lodging related to Mr. Hidayatallah’s travel from his principal residence to the Company’s headquarters in Houston, Texas.

If Mr. Hidayatallah’s employment is terminated as a result of a “change in control” (as defined in the Company’s 2006 Stock Incentive Plan) or without “cause” (as defined in the Agreement), he will receive (i) a severance payment equal to three times his then current salary, (ii) compensation for accrued, unused vacation as of the date of termination and (iii) any further compensation that may be provided by the terms of any benefit plans in which he participates and the terms of any outstanding equity grants.

Employment Agreement—Victor M. Perez

Also, on August 3, 2007 the Board of Directors of the Company, following approval by the Company’s Compensation Committee, ratified a new employment agreement (the “New Agreement”) with Victor M. Perez, Chief Financial Officer of the Company, effective April 3, 2007. The term of the New Agreement is for three years. Pursuant to the New Agreement, Mr. Perez is entitled to an annual base salary of $286,000, subject to an annual increase in the discretion of the Board of Directors, and will be eligible for an annual incentive bonus up to a maximum of 50% of his base salary if the Company achieves certain performance goals. In addition, pursuant to the New Agreement, on August 3, 2007, the Board of Directors granted Mr. Perez performance awards consisting of 15,000 stock options and 25,000 shares of restricted stock, each grant to vest 20% on the first anniversary of the grant date, 20% on the second anniversary of the grant date and the remaining 60% on the third anniversary of the grant date. The vesting of such stock options and shares of restricted stock are also subject to Mr. Perez achieving certain performance criteria related to increases in the Company’s stock price, maintaining financial accounting and auditing expenses and meeting certain guidance parameters for the Company.

If Mr. Perez’s employment is terminated without “cause” (as defined in the New Agreement), he will receive (i) severance payments for the lesser of one year following termination of employment or the remaining term of the New Agreement at his then current salary, (ii) compensation for accrued, unused vacation as of the date of termination and (iii) any further compensation that may be provided by the terms of any benefit plans in which he participates and the terms of any outstanding equity grants.

The foregoing summaries are not complete and are qualified in their entirety by reference to the full texts of the employment agreements of Messrs. Hidayatallah and Perez, which will be filed in the Company’s next periodic report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIS-CHALMERS ENERGY INC.

Date: August 9, 2007

By: /s/ Theodore F. Pound III
Name: Theodore F. Pound III
Title: General Counsel and Secretary